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                            CERTIFICATE OF AMENDMENT
                 TO THE RESTATED CERTIFICATE OF INCORPORATION OF
                          TURBOCHEF TECHNOLOGIES, INC.

     Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned, TurboChef Technologies, Inc., a Delaware corporation (the "Corporation") adopts the following Certificate of Amendment to its Certificate of Incorporation:

                                       I.

     The name of the Corporation is: TurboChef Technologies, Inc.

                                       II.

     Article FOURTH of the Restated Certificate of Incorporation is hereby amended as follows:

     The first paragraph of Article FOURTH is deleted in its entirety and replaced with the following:

         FOURTH: AUTHORIZED SHARES. The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares consisting of One Hundred Million (100,000,000) shares of common stock having a par value of one cent ($.01) per share and Five Million (5,000,000) shares of preferred stock having a stated value one dollar ($1.00) per share.

                                      III.

     The foregoing amendment was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Bylaws of the Corporation by unanimous written consent of the Board of Directors of the Corporation dated December 1, 2003. The Board of Directors previously declared the advisability of the amendment and directed that the amendment be submitted to the stockholders of the Corporation for approval.

                                       IV.

     At a meeting of the stockholders of the Corporation held on July 19, 2004 a majority of the shares of outstanding Common Stock entitled to vote thereon was voted in favor of the amendment, a majority of the shares of outstanding Common Stock and Series D Preferred Stock entitled to vote thereon was voted in favor of the amendment, and a majority of the shares of outstanding Series D Preferred Stock entitled to vote thereon was voted in favor of the amendment, all in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Amendment to the Restated Certificate of Incorporation of TurboChef Technologies, Inc. this 19th day of July, 2004.

                                         TURBOCHEF TECHNOLOGIES, INC.


                                         By:  /s/ James K. Price
                                              James K. Price
                                              President and Chief Executive
                                              Officer